UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 3)

INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2*

Triton International Limited

(Name of Issuer)

Common shares, par value $0.01 per share

(Title of Class of Securities)

G9078F107

(CUSIP Number)

                        March 19, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G9078F107		13G/A	Page 2 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus X Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G9078F107		13G/A	Page 3 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus (Callisto-II) Private Equity X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G9078F107		13G/A	Page 4 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus (Europa-II) Private Equity X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G9078F107		13G/A	Page 5 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus (Ganymede-II) Private Equity X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G9078F107		13G/A	Page 6 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus (Europa) X LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G9078F107		13G/A	Page 7 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus (Ganymede) X LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G9078F107		13G/A	Page 8 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G9078F107		13G/A	Page 9 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus X GP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G9078F107		13G/A	Page 10 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) WPP GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G9078F107		13G/A	Page 11 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G9078F107		13G/A	Page 12 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus Partners GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G9078F107		13G/A	Page 13 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G9078F107		13G/A	Page 14 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Warburg Pincus LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G9078F107		13G/A	Page 15 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Charles R. Kaye
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. G9078F107		13G/A	Page 16 of 26 Pages
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Joseph P. Landy
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

This Amendment No. 3 (this “Amendment”) amends and restates in its entirety the Schedule 13G filed by the Warburg Pincus Reporting Persons (as defined below) on February 14, 2017 (the “Original Schedule 13G” and as amended by Amendment No.1, Amendment No.2 and this Amendment, this “Schedule 13G”).

Item 1(a).	Name of Issuer:

Triton International Limited (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

22 Victoria Street

Hamilton HM12, Bermuda

Item 2(a).	Name of Person Filing:

The former shareholders of the Issuer are (i) Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), (ii) Warburg Pincus (Callisto-II) Private Equity X, L.P., a Delaware limited partnership (“WP Callisto-II”), (iii) Warburg Pincus (Europa-II) Private Equity X, L.P., a Delaware limited partnership (“WP Europa-II”), and (iv) Warburg Pincus (Ganymede-II) Private Equity X, L.P., a Delaware limited partnership (“WP Ganymede-II”, together with WP X Partners, WP Callisto-II and WP Europa-II, the “WP Shareholders”). Warburg Pincus (Europa) X LLC, a Delaware limited liability company (“WP Europa”), is the general partner of WP Europa II. Warburg Pincus (Ganymede) X LLC, a Delaware limited liability company (“WP Ganymede”), is the general partner of WP Ganymede II. Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is (i) the general partner of WP X Partners and WP Callisto-II, and (ii) the sole member of WP Europa and WP Ganymede. Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X LP. WPP GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WP X GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP GP. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP GP LLC. Warburg Pincus LLC, a New York limited liability company (“WP LLC”, and together with the WP Shareholders, WP Europa, WP Ganymede, WP X LP, WP X GP, WPP GP, WP Partners, WPP GP LLC and WP, the “Warburg Pincus Entities”), is the manager of the WP Shareholders.

Charles R. Kaye and Joseph P. Landy, each a United States citizen, Managing General Partner of WP and Managing Member and Co-Chief Executive Officer of WP LLC, may be deemed to control the Warburg Pincus Entities. Each of Messrs. Kaye and

Landy expressly disclaim beneficial ownership of all Common Shares held by the Warburg Pincus Entities.

Each of Messrs. Kaye and Landy, together with the Warburg Pincus Entities, are collectively referred to herein as the “Warburg Pincus Reporting Persons”. This Schedule 13G is filed on behalf of the Warburg Pincus Reporting Persons.

Items 2(b). Address of Principal Business Office or, if none, Residence:

The principal business address of each of the Warburg Pincus Reporting Persons is 450 Lexington Avenue, New York, New York 10017.

Items 2(c). Citizenship:

See Item 2(a).

Item 2(d).	Titles of Classes of Securities:

Common shares, par value $0.01 per share (the “Common Shares”).

Item 2(e).	CUSIP NUMBER: G9078F107

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

[ X ] Not Applicable

(a)	[ ] Broker or dealer registered under Section 15 of the Exchange Act
(b)	[ ] Bank as defined in Section 3(a)(6) of the Exchange Act
(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act
(d)	[ ] Investment company registered under Section 8 of the Investment Company Act of 1940
(e)	[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)
(f)	[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
(g)	[ ] Parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G).
(h)	[ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
(j)	[ ] Non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:
(k)	[ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K).

Item 4. Ownership

The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover page hereto for each Warburg Pincus Reporting Person and is incorporated herein by reference for each such Warburg Pincus Reporting Person.

Each Warburg Pincus Reporting Person expressly disclaims beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) with respect to any Common Shares of the Issuer other than the Common Shares of the Issuer owned of record by such Warburg Pincus Reporting Person.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security

Being Reported on by the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)-3 of the Exchange Act. The joint filing agreement among the Warburg Pincus Reporting Persons to file this Schedule 13G jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached hereto as Exhibit 99.1. Each Warburg Pincus Reporting Person expressly disclaims beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) with respect to any Common Shares of the Issuer other than the Common Shares of the Issuer owned of record by such Warburg Pincus Reporting Person.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 8, 2019

WARBURG PINCUS X PARTNERS, L.P.

By: Warburg Pincus X, L.P.

Its: General Partner

By: Warburg Pincus X GP L.P.

Its: General Partner

By: WPP GP LLC

Its: General Partner

By: Warburg Pincus Partners, L.P.

Its: Managing Member

By: Warburg Pincus Partners GP LLC

Its: General Partner

By: Warburg Pincus & Co.

Its: Managing Member

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WARBURG PINCUS (CALLISTO-II) PRIVATE EQUITY X, L.P.

By: Warburg Pincus X, L.P.

Its: General Partner

By: Warburg Pincus X GP L.P.

Its: General Partner

By: WPP GP LLC

Its: General Partner

By: Warburg Pincus Partners, L.P.

Its: Managing Member

By: Warburg Pincus Partners GP LLC

Its: General Partner

By: Warburg Pincus & Co.

Its: Managing Member

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WARBURG PINCUS (EUROPA-II) PRIVATE EQUITY X, L.P.

By: Warburg Pincus (Europa) X LLC

Its: General Partner

By: Warburg Pincus X, L.P.

Its: Sole Member

By: Warburg Pincus X GP L.P.

Its: General Partner

By: WPP GP LLC

Its: General Partner

By: Warburg Pincus Partners, L.P.

Its: Managing Member

By: Warburg Pincus Partners GP LLC

Its: General Partner

By: Warburg Pincus & Co.

Its: Managing Member

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WARBURG PINCUS (GANYMEDE-II) PRIVATE EQUITY X, L.P.

By: Warburg Pincus (Ganymede) X LLC

Its: General Partner

By: Warburg Pincus X, L.P.

Its: Sole Member

By: Warburg Pincus X GP L.P.

Its: General Partner

By: WPP GP LLC

Its: General Partner

By: Warburg Pincus Partners, L.P.

Its: Managing Member

By: Warburg Pincus Partners GP LLC

Its: General Partner

By: Warburg Pincus & Co.

Its: Managing Member

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WARBURG PINCUS (EUROPA) X LLC

By: Warburg Pincus X, L.P.

Its: Sole Member

By: Warburg Pincus X GP L.P.

Its: General Partner

By: WPP GP LLC

Its: General Partner

By: Warburg Pincus Partners, L.P.

Its: Managing Member

By: Warburg Pincus Partners GP LLC

Its: General Partner

By: Warburg Pincus & Co.

Its: Managing Member

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WARBURG PINCUS (GANYMEDE) X LLC

By: Warburg Pincus X, L.P.

Its: Sole Member

By: Warburg Pincus X GP L.P.

Its: General Partner

By: WPP GP LLC

Its: General Partner

By: Warburg Pincus Partners, L.P.

Its: Managing Member

By: Warburg Pincus Partners GP LLC

Its: General Partner

By: Warburg Pincus & Co.

Its: Managing Member

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WARBURG PINCUS X, L.P.

By: Warburg Pincus X GP L.P.

Its: General Partner

By: WPP GP LLC

Its: General Partner

By: Warburg Pincus Partners, L.P.

Its: Managing Member

By: Warburg Pincus Partners GP LLC

Its: General Partner

By: Warburg Pincus & Co.

Its: Managing Member

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WARBURG PINCUS X GP L.P.

By: WPP GP LLC

Its: General Partner

By: Warburg Pincus Partners, L.P.

Its: Managing Member

By: Warburg Pincus Partners GP LLC

Its: General Partner

By: Warburg Pincus & Co.

Its: Managing Member

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WPP GP LLC

By: Warburg Pincus Partners, L.P.

Its: Managing Member

By: Warburg Pincus Partners GP LLC

Its: General Partner

By: Warburg Pincus & Co.

Its: Managing Member

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WARBURG PINCUS PARTNERS, L.P.

By: Warburg Pincus Partners GP LLC

Its: General Partner

By: Warburg Pincus & Co.

Its: Managing Member

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WARBURG PINCUS PARTNERS GP LLC

By: Warburg Pincus & Co.

Its: Managing Member

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WARBURG PINCUS & CO.

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Partner

WARBURG PINCUS LLC

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Managing Director

CHARLES R. KAYE

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Attorney-in-fact*

JOSEPH P. LANDY

By: /s/ Robert B. Knauss

Name: Robert B. Knauss

Title: Attorney-in-fact*

* The Power of Attorney given by each of Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities and Exchange Commission on July 12, 2016 as an exhibit to a beneficial ownership report on Schedule 13D filed by Warburg Pincus LLC with respect to WEX Inc. and is hereby incorporated by reference.

EXHIBIT INDEX

Exhibit 99.1 Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.*

________

* Incorporated herein by reference to the Joint Filing Agreement by and among the Warburg Pincus Reporting Persons, dated as of February 14, 2017, which was previously filed with the Commission as Exhibit 99.1 to the Original Schedule 13G on February 14, 2017.